Exhibit 5.1

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

March 31, 2020

Synthesis Energy Systems, Inc.
One Riverway, Suite 1700
Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel to Synthesis Energy Systems, Inc., a Delaware corporation (“SES”), in connection with (1) an Agreement and Plan of Merger dated as of October 10, 2019 (the “Merger Agreement”) among SES, SES Merger Sub, Inc. (“Merger Sub”) and Australian Future Energy Pty Ltd, an Australian proprietary limited company (“AFE”), and (2) a Registration Statement on Form S-4 (the “Registration Statement”), which includes a proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,875,000 shares of the common stock, $0.01 par value per share, of SES (the “Shares”) to be issued in connection with the transactions that are contemplated by the Merger Agreement.

 Among other things, the Merger Agreement provides for the issuance of the Shares in connection with the merger of Merger Sub into AFE, with AFE to continue as the surviving corporation (the “Merger”). As a result of the Merger, AFE will become a direct wholly owned subsidiary of SES.

This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

 In connection with this opinion letter, we have examined and relied upon originals or copies of (1) the Merger Agreement, (2) the Registration Statement, (3) the Certificate of Incorporation of SES in effect as of the date of this opinion letter, (4) the Bylaws of SES in effect as of the date of this opinion letter, (5) resolutions of the SES Board of Directors and Special Committee thereof pertaining to the Merger Agreement, the Registration Statement, and related matters, and (6) such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have also reviewed such matters of law, and made such other inquiries, as we considered necessary or appropriate as a basis for the opinion expressed below.

Synthesis Energy Systems, Inc.
March 31, 2020

With your permission, we have made and relied upon the following assumptions, without any independent investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (1) all corporate records furnished to us by the parties to the Merger Agreement are accurate and complete; (2) the Merger will be effected in accordance with the terms and conditions of the Merger Agreement and as described in the Registration Statement; (3) the shareholders of SES will approve and adopt the Merger Agreement at the special meeting described in the Proxy Statement/Prospectus; (4) all statements as to factual matters, including those concerning the Merger, that are set forth in the Merger Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the effective time of the Merger; and (5) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic; all documents submitted to us as certified, facsimile, or photostatic copies conform to the originals of such documents, and such original documents are authentic; the signatures on all documents are genuine; and all natural persons who have executed any of such documents have the legal capacity to do so.

 We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth in this opinion letter, whether based on a change in laws, a change in any fact relating to the Merger, or any other circumstance. This opinion letter is limited to the opinion and matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinion that is expressly set forth below.

 Based upon the foregoing, and subject to the limitations, qualifications, and assumptions that are described in this opinion letter, we are of the opinion that, when the Registration Statement has been declared effective under the Securities Act by order of the Securities and Exchange Commission (the “Commission”) and the Shares have been issued in accordance with the terms and conditions of the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.

 This opinion letter is rendered to you solely in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We consent to the filing with the Commission of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to our firm name under the caption “Legal Matters” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

Very truly yours,
/s/ Porter Hedges LLP
PORTER HEDGES LLP